Exhibit 99.1

February 20, 2013
FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL
REPORTS JANUARY 2013 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
“Securities commissions and fees showed improvement for both the Private Client Group and our Capital Markets divisions,” said Paul Reilly, Raymond James CEO. Securities commissions and fees were up 4.4% from last month and 47.3% from last January.

Client assets under administration reached a new record of $403 billion, up 2.8% over last month and 43.6% over last January. Similarly, financial assets under management reached a new high of $48.9 billion, up 5.2% over last month and 32.9% over last January.

Equity Capital Markets showed a significant decrease in investment banking revenues from a record December month and quarter. Fixed Income revenues decreased only slightly as trading profits remained lackluster in January.

Raymond James Bank net loans decreased slightly to $8.4 billion as payoffs outpaced new production for the month. The overall outlook for the bank remains positive.

“We completed our technology conversion of the Morgan Keegan Private Client Group over the President's Day weekend. All reports indicate that it has gone as well as we had hoped. I am proud of the Raymond James family as we have continued to perform while undertaking a large complex integration and exceeding our high benchmarks,” said Reilly.

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its four principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services, Morgan Keegan & Co., Inc. (branded as Raymond James | Morgan Keegan) and Raymond James Ltd., has more than 6,200 financial advisors serving more than 2.4 million accounts in more than 2,600 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $403 billion.

Forward Looking Statements

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Those results or outcomes could occur as a result of a number of factors, which include, but are not limited to, the risks inherent in the integration of Raymond James' and Morgan Keegan's businesses including the  diversion of management time on integration issues, or in realizing the projected benefits of the acquisition, the inability to sustain revenue and earnings growth, changes in the capital markets, and other risk factors discussed in documents filed by Raymond James with the Securities and Exchange Commission from time to time, including Raymond James' 2012 Annual Report on Form 10-K and the quarterly report on Form 10-Q for the quarter ended December 31, 2012, which are available on RAYMONDJAMES.COM and SEC.GOV. Any forward-looking statement speaks only as of the date on which that statement is made. Raymond James will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

For more information, contact Steve Hollister at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.

Raymond James Financial, Inc.
Operating Data

	January 31, 2013		December 31, 2012		January 31, 2012
	(21 business days)		(20 business days)		(20 business days)

Total securities commissions and fees (1)	$267.9	mil.	$256.6	mil.	$181.9	mil.

Client assets under administration (2)	$403.0	bil.	$392.0	bil.	$280.7	bil.

Financial assets under management (3)	$48.9	bil.	$46.5	bil.	$36.8	bil.

Raymond James Bank total loans, net	$8.4	bil.	$8.5	bil.	$6.8	bil.

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) Includes institutional assets of approximately $22.3 billion for January 31, 2013, $21.8 billion for December 31, 2012, and $2.6 billion for January 31, 2012.
(3) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.